Exhibit 21.1
Subsidiaries of Registrant
Name of Subsidiary        Jurisdiction
Schneider Power Inc.*        Ontario, Canada

*
Schneider Power Inc. has four wholly-owned subsidiaries and seven indirectly wholly-owned subsidiaries, all of which operate in same line of business as Schneider Power Inc.. All of the direct and indirect subsidiaries were formed under the laws of Ontario, Canada, with the exception of one indirect subsidiary that was formed under the laws of the British Virgin Islands and one indirect subsidiary that was formed under the laws of the State of Delaware.